Filed Pursuant to Rule 433
Dated December 1, 2006
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	December 1, 2006
Settlement Date (Original Issue Date):	December 14, 2006
Maturity Date:	November 10, 2011
Principal Amount (in Specified Currency):	JPY 35,000,000,000.00
Equivalent Principal Amount in U.S. Dollars:	US$301,404,753 (based on the exchange rate of JPY 1.00 = $0.008612)
Price to Public (Issue Price):	100.257% (plus accrued interest from and including November 10, 2006 to but excluding December 14, 2006)
Agents Commission:	0.250%
All-in Price:	100.007%
Net Proceeds to Issuer (in Specified Currency):	JPY 35,050,380,556.00 (includes accrued interest from and including November 10, 2006 to but excluding December 14, 2006)
Benchmark:	JGB #234 (1.40% due September 20, 2011)
Benchmark Yield:	1.18% (semi-annual)
Spread to Benchmark:	Plus 0.2450%
Re-Offer Yield:	1.31505 (compound)

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Filed Pursuant to Rule 433
Dated December 1, 2006
Registration Statement: No. 333-132807

Interest Rate Per Annum:	1.450%
Interest Payment Dates:	Semi-annually on each May 10th and November 10th of each year, commencing on May 10, 2007 and ending on the Maturity Date.
Day Count Convention:	30/360
Denominations:	Minimum of JPY 1,000,000.
Business Days:	Tokyo, London, New York
Listing:

Listed on the Official List of the UK Listing Authority and an application has been made for the Notes to be admitted to trading on the London Stock Exchanges Gilt Edged and Fixed Interest Market with effect on or after December 14, 2006

Clearance and Settlement:	Euroclear and Clearstream, Luxembourg only
ISIN:	XS0274423580
Common Code:	27442358

Additional information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of JPY 65,000,000,000 principal amount of Fixed Rate Notes due November 10, 2011 as described in the Issuers pricing supplement number 4472 dated November 2, 2006.

Plan of Distribution:

The Notes are being purchased by UBS Limited (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.250% of the principal amount of the Notes.

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Filed Pursuant to Rule 433
Dated December 1, 2006
Registration Statement: No. 333-132807

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus dated March 29, 2006 under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT DATED MARCH 29, 2006 SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the Underwriter will arrange to send you the prospectus if you request it by calling UBS Investment Bank at 1-888-722-9555 or Investor Communications of the Issuer at 1-203-357-3950.